                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section 240-14a-11(c) or
                 Section 240.14a-12

                           INTRAWARE, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                N/A
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                N/A
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                N/A
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                N/A
                ----------------------------------------------------------
           (5)  Total fee paid:
                N/A
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                N/A
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                N/A
                ----------------------------------------------------------
           (3)  Filing Party:
                N/A
                ----------------------------------------------------------
           (4)  Date Filed:
                N/A
                ----------------------------------------------------------

                                     [LOGO]

                                INTRAWARE, INC.
                               2000 POWELL STREET
                          EMERYVILLE, CALIFORNIA 94608
                                 (925) 253-4500

                                                                 August 18, 2000

Dear Stockholder:

    We cordially invite you to attend the Annual Meeting of Stockholders of Intraware, Inc. that will be held on September 15, at 10:00 A.M., at the Lafayette Park Hotel, 3287 Mount Diablo Boulevard, Lafayette, California.

    At this year's Annual Meeting you will be asked to elect directors and approve, among other things, increases in the number of shares to be made available under our 1996 Stock Option Plan and under our 1998 Director Option Plan for non-employee Board members. You will also be asked to approve the issuance of common shares upon conversion of our outstanding preferred stock if the issuance of the common shares would otherwise violate Nasdaq rules. Your vote on these matters is important and we appreciate your continued support.

    The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

    After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

    We have also enclosed a copy of Intraware's 2000 Annual Report to Stockholders.

    We look forward to seeing you at the meeting.

                                          Sincerely yours,

                                          /s/ PETER H. JACKSON

                                          Peter H. Jackson
                                          CHIEF EXECUTIVE OFFICER

                                INTRAWARE, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                   FRIDAY, SEPTEMBER 15, 2000, AT 10:00 A.M.

                            ------------------------

To our Stockholders:

    The Annual Meeting of Stockholders of Intraware, Inc., a Delaware corporation, will be held on Friday, September 15, 2000 at 10:00 a.m., at the Lafayette Park Hotel, 3287 Mount Diablo Boulevard, Lafayette, California 94594. The purposes of the meeting are to:

     1. Elect three Class II directors for a term of three years and until their successors are duly elected and qualified;

     2. Vote on a proposal to amend Intraware's 1996 Stock Option Plan to increase the number of shares available for grant thereunder from 6,200,000 shares to 7,200,000 shares;

     3. Vote on a proposal to amend Intraware's 1996 Stock Option Plan to change the annual automatic increase in the number of shares available for grant thereunder from (i) the lesser of 750,000, 2% of Intraware's shares outstanding, or a lesser amount determined by the Board of Directors, to (ii) the lesser of 3,000,000, 6% of Intraware's share's outstanding, or a lesser amount determined by the Board of Directors;

     4. Vote on a proposal to amend Intraware's 1998 Director Option Plan, for non-employee members of the Board of Directors, to increase the number of shares available for grant thereunder from 150,000 shares to 350,000 shares;

     5. Approve the issuance of common shares upon conversion of the Company's Series A Convertible Preferred Shares, Series B Convertible Preferred Shares, and Series C Convertible Preferred Shares, or as dividends thereon, and upon exercise of the related warrants, if the issuance of the Common Shares would otherwise violate the rules of the Nasdaq National Market;

     6. Ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors; and

     7. Transact such other business as may properly come before the meeting.

    We describe the above items in the attached Proxy Statement. Stockholders who owned Intraware stock at the close of business on July 28, 2000 may attend and vote at the meeting. You may view a list of stockholders entitled to vote at the meeting and during the ten days before the meeting. The Board of Directors recommends a vote "FOR" each of the proposals.

    IT IS VERY IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                                          By Order of the Board of Directors
                                          /S/ JOHN J. MOSS
                                          John J. Moss
                                          GENERAL COUNSEL AND SECRETARY

Emeryville, California
August 18, 2000

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

    Our Board of Directors is soliciting proxies for the 2000 Annual Meeting of Stockholders. The meeting will be held September 15, 2000, at 10:00 a.m. at the Lafayette Park Hotel, 3287 Mount Diablo Boulevard, Lafayette, California 94594. The telephone number at that location is (925) 283-3700. Our headquarters are located at 2000 Powell Street, Emeryville, California 94608 and our telephone number is (925) 253-4500.

    Voting materials, which include this Proxy Statement, the Proxy Card and the 2000 Annual Report to Stockholders, will be mailed to stockholders on or about August 18, 2000.

INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARES OUTSTANDING

    Stockholders who owned Intraware stock at the close of business on July 28, 2000 are entitled to attend and vote at the meeting. On that date, 26,235,543 shares of Intraware Common Stock were issued and outstanding. For information on ownership of Intraware stock by management and 5% stockholders, see "OTHER INFORMATION--Security Ownership of Certain Beneficial Owners and Management."

REVOCABILITY OF PROXIES

    You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new Proxy Card with a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

VOTING AND SOLICITATION

    Each share outstanding on July 28, 2000 entitles its owner to one vote on all matters. Directors are elected by a plurality vote. The three nominees for director who receive the most votes will be elected. The other proposals described in this Proxy Statement will be approved only if they receive an affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote.

    If you specify how you want your proxy to be voted on any proposal, your proxy will be voted that way on that proposal, unless you revoke it. If you do not specify how you want your proxy to be voted on any proposal, your proxy will be voted "FOR" the election of each of the three nominees for director and "FOR" approval of the other proposals described in this Proxy Statement. We do not expect any other business to come before the meeting. If any other matter requiring a stockholder vote properly arises, the people named in the enclosed Proxy Card will vote your proxy as the Board of Directors recommends.

    Intraware will pay the cost of this solicitation. We may reimburse brokerage firms and others who represent beneficial owners of Intraware stock for their expenses in forwarding this proxy solicitation to those beneficial owners. Intraware directors, officers and regular employees may also solicit proxies personally or by telephone, telegram or letter, without additional compensation other than reimbursement of their expenses.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    A majority of Intraware's shares outstanding on July 28, 2000 must be present in person or by proxy in order for there to be a quorum. Without a quorum, we cannot hold the meeting or transact business.

Shares voted "FOR" or "AGAINST" a proposal count toward establishing a quorum and also count toward the results of the voting. An abstaining vote counts toward establishing a quorum, but its effect on the actual vote counts differs depending on the subject of the vote. In the election of directors, an abstaining vote is not counted and therefore has no effect on the election; however, in a vote on any other proposal, an abstaining vote has the effect of a vote against the proposal. A broker non-vote counts toward establishing a quorum, but is not included in the tabulation of any voting results and therefore does not affect the outcome of any vote. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    If you want to submit a proposal to Intraware's stockholders at next year's annual meeting and you want the Board of Directors to consider including your proposal in Intraware's proxy statement for that meeting, we must receive your proposal at our executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the date of next year's annual meeting; provided, however, that if less than 65 days notice of the date of the annual meeting is given or made to stockholders, notice of the proposal to be timely must be received no later than the 7th day following the day on which such notice of the date of the annual meeting is mailed.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

DIRECTORS

    Intraware's Board of Directors currently has seven members, divided into three classes with overlapping three year terms. Any new directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will have an equal number of directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the three nominees named below, all of whom are currently directors. If any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. If other people are nominated for election as directors, the proxy holders intend to vote all proxies received by them so as to elect as many of the nominees listed below as possible. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until the director's successor has been duly elected and qualified, or until any earlier death, resignation or removal of the director. We do not expect any nominee to be unable or to decline to serve as a director.

NOMINEES FOR CLASS II DIRECTORS

    Three Class II directors are to be elected at the meeting for a three-year term. The Board of Directors has nominated LAURENCE M. BAER, JOHN V. BALEN and RONALD E. F. CODD for re-election as Class II directors. Unless otherwise instructed, the persons named in the enclosed proxy intend to vote proxies received by them for the re-election of Mr. Baer, Mr. Balen and Mr. Codd. We expect Mr. Baer, Mr. Balen and Mr. Codd to accept their nominations. However, if any of them is unable or declines to serve as a director at the time of the meeting, proxies will be voted for a substitute nominee or nominees designated by the present Board of Directors. Each elected director's term of office will continue until our 2003 annual meeting or until the director's successor has been elected and qualified.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    INTRAWARE'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

INFORMATION REGARDING NOMINEES AND OTHER DIRECTORS

    Below is information on the nominees for Class II director and on the directors whose term continues after this year's annual meeting. This information is current as of June 23, 2000

          NOMINEES FOR CLASS II DIRECTORS FOR A TERM EXPIRING IN 2003

NAME                                                            AGE      POSITION
----                                                          --------   --------
Laurence M. Baer............................................     43      Director
John V. Balen...............................................     39      Director
Ronald E. F. Codd...........................................     44      Director

    LAURENCE M. BAER has served as a Director of Intraware since January 1998. He has served as the Executive Vice President and Chief Operating Officer of the San Francisco Giants professional baseball team since December 1992. Mr. Baer holds an M.B.A. from Harvard University and an A.B. in Political Science from the University of California, Berkeley.

    JOHN V. BALEN has served as a Director of Intraware since April 1998. Since September 1995 he has served as a General Partner at Canaan Partners, a nationally focused, private venture capital firm. From June 1985 to June 1995, he served as an Associate and a Managing Director of Horsley Bridge Partners, a private equity investment management firm. Mr. Balen has an M.B.A. and a B.S. in Electrical Engineering from Cornell University. He serves on the boards of directors of Commerce One, Inc. and E-Stamp Corporation as well as several privately held companies.

    RONALD E. F. CODD has served as a Director of Intraware since January 1999. He has served as the President and Chief Executive Officer of Momentum Business Applications, Inc., a public company engaged in software application development activities, since January 1999. He served as Senior Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft, Inc., a developer and marketer of enterprise application software, from 1994 until December 1998 and as Vice President and Chief Financial Officer from September 1991 to 1994. Mr. Codd holds a Masters in Management from the J.L. Kellogg Graduate School of Management at Northwestern University and a B.S. in Business from the University of California, Berkeley.

             INCUMBENT CLASS I DIRECTORS WHOSE TERM EXPIRES IN 2002

NAME                                                            AGE      POSITION
----                                                          --------   --------
Charles G. Davis, Jr........................................     66      Director
Mary Ann Byrnes.............................................     43      Director

    CHARLES G. DAVIS, JR. has served as Vice Chairman of the Board of Directors of Intraware since September 1996. Since 1992, he has served as President and Chief Executive Officer of the Montclair Group, an advisory group specializing in energy and technology companies. Mr. Davis received a B.S. in Geology from Stanford University. He serves on the boards of directors of several privately held companies.

    MARY ANN BYRNES has served as a Director of Intraware since January 1998. Since January 2000, she has served as President and Chief Executive Officer of LogicTier, Inc., a provider of ebusiness operations outsourcing. From September 1999 to January 2000, she was the Chief Executive Officer in Residence at Kleiner Perkins Caufield & Byers, a venture capital firm. From December 1994 to June 1999, she served as the founding President and Chief Executive Officer of Corsair Communications, Inc., a provider of system solutions for the wireless industry. From June 1987 to November 1994, Ms. Byrnes served as Vice President of Sales and Marketing and Vice President of Operations for Cellular One, a regional mobile phone and communications company. Ms. Byrnes holds an M.B.A. from Harvard Business School and a B.A. in Economics from Wellesley College. Ms. Byrnes serves on the board of directors of Corsair Communications, a privately held company.

            INCUMBENT CLASS III DIRECTORS WHOSE TERM EXPIRES IN 2001

NAME                                  AGE                   POSITION
----                                --------   ----------------------------------
Peter H. Jackson..................     42      Chief Executive Officer and
                                               Director
Mark B. Hoffman...................     53      Director, Chairman of the Board

    PETER H. JACKSON co-founded Intraware in August 1996 and has served as Chief Executive Officer since its inception. From May 1996 to August 1996, Mr. Jackson served as a Vice President of Vanstar Corporation, a computer hardware and services company. From May 1994 to May 1996, Mr. Jackson served as President and COO of Dataflex Corporation, a value-added reseller of computer hardware and services. From January 1986 to May 1994, Mr. Jackson served as the founding President of Granite Computer Products, Inc., a corporate computer hardware reseller and services provider. Mr. Jackson holds an A.B. in History from the University of California, Berkeley. Mr. Jackson currently serves on the board of directors of SmashCast, a privately held Internet company.

    MARK B. HOFFMAN has served as Chairman of the Board of Directors of Intraware since August 1996. Since September 1996, Mr. Hoffman has served as Chairman of the Board and Chief Executive Officer of Commerce One, Inc., an e-commerce procurement and supplier-management solutions company. In 1984, Mr. Hoffman co-founded Sybase, Inc., a database software company, and served as President until July 1996. Mr. Hoffman holds an M.B.A. from the University of Arizona and a B.S. in Engineering from the U.S. Military Academy. Mr. Hoffman serves on the boards of directors of several privately held companies.

CLASSIFIED BOARD

    Our Board of Directors is classified into three classes of directors, each serving staggered three-year terms. As a result, a portion of the Board of Directors is elected each year. Directors are elected for three-year terms. John
V. Balen, Laurence M. Baer and Ronald E. F. Codd are Class II directors whose term expires at this year's annual meeting of stockholders. Peter H. Jackson and Mark B. Hoffman are Class III directors whose term expires at next year's annual meeting. Charles G. Davis and Mary Ann Byrnes are Class I directors who were re-elected to a three-year term at last year's annual meeting.

    The Board of Directors appoints Intraware's executive officers annually and the officers serve until their successors have been duly elected and qualified. There are no family relationships among Intraware's directors, officers or key employees.

REQUIRED VOTE

    The three nominees receiving the most affirmative votes of the shares present or represented and entitled to vote will be elected as directors. Votes withheld from any director are counted in order to determine whether there is a quorum, but do not count for or against the election of any director.

RECOMMENDATION OF THE BOARD

    THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION AS DIRECTOR OF THE NOMINEES SET FORTH ABOVE.

BOARD MEETINGS AND COMMITTEES

    Intraware's Board of Directors held five meetings during our last fiscal year, which ended February 29, 2000. Each director other than Mr. Hoffman attended at least 75% of the meetings of the Board and of the committees on which that director served during that fiscal year. Mr. Hoffman attended 40% of the meetings held during that period.

    The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee.

    The members of the Audit Committee are Messrs. Balen, Codd and Davis. The Audit Committee held four meetings during the last fiscal year. The Audit Committee' s functions include recommending to the Board the selection of independent auditors, approving the services performed by the independent auditors, and reviewing and evaluating Intraware's accounting policies and its system of internal accounting controls.

    The members of the Compensation Committee are Mr. Hoffman and Ms. Byrnes. The Compensation Committee held no meetings during the last fiscal year. The Compensation Committee's functions include reviewing and approving the executive compensation policies and administering the employee stock option and stock purchase plans.

DIRECTOR COMPENSATION

    Intraware does not currently compensate its directors in cash for their service as Board members. Under Intraware's 1996 Stock Option Plan, directors may receive stock option grants at the discretion of the Board of Directors or other plan administrator. Under Intraware's 1998 Director Option Plan, non-employee directors receive automatic stock option grants at the time they become directors and on each anniversary of their appointment while they remain directors. The first grant vests as to 12.5% of the shares on the six-month anniversary of the grant and monthly thereafter over the following three and one-half year period. Each subsequent grant vests as to 25% of the shares on the six-month anniversary of the grant and monthly thereafter over the following one and one-half year period. During the last fiscal year, each non-employee director automatically received a grant of 15,000 shares under the 1998 Director Option Plan at an exercise price of $17.50 per share. Each Class I and III non-employee director, and each Class II director who is re-elected at the annual meeting, will receive an additional grant of 7,500 shares immediately after the meeting. The exercise price will be the fair market value of Intraware's stock on that date.

                                 PROPOSAL NO. 2
                         AMENDMENT OF 1996 STOCK OPTION

    In June 2000, the Board of Directors approved two amendments to Intraware's 1996 Stock Option Plan (as amended, the "1996 Plan"), subject to the approval of the stockholders at the annual meeting. The first amendment, which is the subject of this proposal, would increase the number of shares reserved for issuance under the 1996 Plan from 6,200,000 to 7,200,000.

    The 1996 Plan authorizes the Board of Directors to grant incentive and nonstatutory stock options. The history and provisions of this plan are outlined below. The 1996 Plan enables the Board of Directors to create equity incentives to help Intraware attract, retain and motivate the best available talent for the successful conduct of our business. The Board of Directors believes the remaining shares under the 1996 Plan are insufficient to accomplish this purpose. In the Board's opinion, the one-time addition of shares under this proposal would enable Intraware to attract and retain the necessary talent to execute our business objectives in the near term. The Board believes that these shares could be particularly important for retaining personnel of companies that Intraware may acquire.

1996 PLAN

    The 1996 Plan was adopted by the Board of Directors in October 1996 and subsequently approved by the stockholders. At that time, 1,750,000 shares of Intraware Common Stock were reserved for issuance under the plan (adjusted for a 2-for-1 stock split in December 1998). In November 1997, January 1998 and December 1998, the Board adopted, and in each case the stockholders subsequently approved, amendments to the plan to increase the number of shares reserved for issuance thereunder to 3,000,000, 3,800,000 and 6,200,000 shares, respectively. On February 29, 2000, 5,901,256 shares had been issued under the 1996 Plan and 288,244 shares remained available for grant.

    The following summary of the principal features of the 1996 Plan is qualified by reference to the terms of the 1996 Plan, a copy of which is available without charge upon stockholder request to Ken Scully, Equity Compensation Manager, Intraware, Inc., 25 Orinda Way, Orinda, California 94563.

PURPOSES

    The purposes of the 1996 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to officers, other employees and consultants, and to promote the success of our business. Options granted under the 1996 Plan may be incentive stock options (as defined under Section 422 of the Internal Revenue Code) or nonstatutory stock options, as determined by the plan administrator at the time an option is granted and subject to the Section 422 of the Internal Revenue Code.

ADMINISTRATION

    Under the 1996 Plan, the Board may grant options to employee officers and directors only if it can do so in compliance with Rule 16b-3 under the Securities Exchange Act of 1934, concerning plans intended to qualify as discretionary plans. The Board may also designate a committee to grant options to employee officers and directors, so long as the committee is constituted so as to permit the 1996 Plan to comply with Rule 16b-3.

    The Board may grant options under the 1996 Plan to employees and consultants who are neither directors nor officers, or may designate a committee to do so if the committee is constituted so as to comply with applicable California law, the Internal Revenue Code, and the applicable stock exchange rules.

    The Board appointed such a committee, known as the "Stock Option Committee," in February 1999. Mr. Jackson is currently the sole member of the Stock Option Committee. The Board may increase the size of the Stock Option Committee, appoint and remove members, fill vacancies, and remove all members of the Stock Option Committee and directly administer the 1996 Plan, all to the extent permitted by Rule 16b-3 and any applicable laws concerning plans intended to qualify as discretionary plans.

STOCK SUBJECT TO PLAN

    Currently, 6,200,000 shares are reserved for issuance under the 1996 Plan. If this proposal is approved by the stockholders, that number will increase to 7,200,000. If options granted under the plan expire, lapse or otherwise terminate without being exercised, they again become available for issuance under the plan.

ELIGIBILITY

    Under the 1996 Plan, employees (including officers and directors) may receive incentive stock options or nonstatutory stock options, but non-employees may receive only nonstatutory options. The Board of Directors, Compensation Committee and/or Stock Option Committee selects the optionees and determines the number of shares to be subject to each option. In making those determinations, the Board, Compensation Committee or Stock Option Committee weighs a number of factors, including the services performed for Intraware, and the optionee's present and potential contribution to Intraware's success. As of February 29, 2000, approximately 350 employees, officers, consultants and directors were eligible to receive grants under the 1996 Plan.

    The 1996 Plan limits the number of shares that can be granted to any one employee during any fiscal year to 1,000,000, subject to adjustment as provided in the 1996 Plan. The 1996 Plan also imposes a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

TERMS OF OPTIONS

    Each option grant is subject to a stock option agreement between Intraware and the optionee containing the following terms:

    (a) EXERCISE OF THE OPTION. The Board of Directors or its committee determines when options may be exercised. An option is exercised by giving written notice of exercise to Intraware specifying the number of shares of stock to be purchased and by tendering payment of the purchase price. The Board of Directors may determine the form in which the purchase price is paid.

    (b) EXERCISE PRICE. The exercise price under the Stock Plan is determined by the Board of Directors or its committee and may not be less than 100 percent of the fair market value of the stock on the date the option is granted, or 85 percent in the case of nonstatutory stock options granted to optionees who are not "covered employees" under Code Section 162(m). The fair market value per share is equal to the closing sale price on the Nasdaq exchange on the date of grant. In the case of an incentive stock option granted to an optionee who owns more than ten percent of the total combined voting power of all classes of stock of Intraware or any of its subsidiaries, the exercise price must not be less than 110 percent of the fair market value on the date of grant.

    (c) TERMINATION OF EMPLOYMENT. If the optionee's employment or consulting relationship (including service as a Board member) terminates for any reason other than disability or death, the optionee may exercise options under the 1996 Plan within three months after that termination, but only to the extent the option was exercisable on the date of termination. In no event may an option be exercised by any person after the expiration of its term. If the optionee is not entitled to exercise the option on the termination date, or if an optionee entitled to exercise fails to do so within the above time period, the option will terminate and the shares will revert to the plan. Intraware has entered into an agreement with one of its officers that provides for acceleration of option vesting under certain circumstances. See "Executive Officer Compensation and Other Matters."

    (d) DISABILITY. If an optionee's consulting relationship or continuous status as an employee terminates due to his or her disability, the optionee may, within six months from the date of that termination (and in no event later than the expiration date of the term of the option), exercise the option to the extent otherwise entitled to exercise it at the date of such termination. However, if the disability is not a "disability" under Section 22(e)(3) of the Internal Revenue Code, in the case of an incentive stock option the option will automatically convert to a nonstatutory stock option on the ninety-first day following such termination. If the optionee is not entitled to exercise the option on the termination date, or if an optionee entitled to exercise fails to do so within the above time period, the option will terminate and the shares will revert to the plan.

    (e) DEATH. If an optionee dies, the optionee's estate or a person who acquired the right to exercise the option by bequest or inheritance may exercise the option at any time within twelve months following the date of death (but in no event later than the expiration of the option term), but only to the extent that the optionee was entitled to exercise the option on the date of death. If the optionee was not entitled to exercise his or her entire option at the time of death, the shares covered by the unexercisable portion of the option shall immediately revert to the 1996 Plan. If, after death, the optionee's estate or a person who acquired the right to exercise the option by bequest or inheritance does not exercise the option within the above time period, the option will terminate and the shares will revert to the plan.

    (f) TERM OF OPTIONS. The term of each option will be as stated in the option agreement, but in no case more than ten years from the grant date. However, in the case of an incentive stock option granted to an optionee who, at the time the option is granted, owns stock representing more than ten percent of the voting power of all Intraware stock, the term of the option will be five years from the grant date or any shorter term provided in the option agreement.

    (g) OPTION NOT TRANSFERABLE. Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. During the lifetime of the optionee, an option may be exercised only by the optionee.

    (h) OTHER PROVISIONS. The option agreement may contain other terms not inconsistent with the 1996 Plan as the Board of Directors may determine.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

    If any change, such as a stock split or dividend, is made in Intraware's capitalization that results in a change to in the number of outstanding shares of stock without receipt of consideration by Intraware, appropriate adjustment will be made in the exercise price of each outstanding option, the number of shares subject to each option, the annual limitation on grants to employees, as well as the number of shares available for issuance under the 1996 Plan. In the event of a proposed dissolution or liquidation of Intraware, each option will terminate unless otherwise provided by the Board of Directors.

EFFECT OF MERGER OR SALE

    In the event of a merger of Intraware with another corporation resulting in a change of control of Intraware, or the sale of substantially all of the assets of Intraware, each outstanding option may be assumed or an equivalent option or right may be substituted by the successor corporation. However, whether or not the options are assumed or substituted, each outstanding option will become vested and exercisable to the extent of the shares that would have become vested and exercisable upon December 31 of the year in which the merger or sale of assets is consummated. If an option becomes vested and exercisable in the event of a merger or sale of assets for that remaining period between the date of the merger or sale of assets and December 31 of the same year, the plan administrator will notify the optionee that the option is exercisable for fifteen days from the date of such notice and will terminate upon the expiration of that period.

AMENDMENT AND TERMINATION

    The Board may at any time amend, alter, suspend or discontinue the 1996 Plan, but no amendment, alteration, suspension or discontinuation may be made which would impair the rights of any optionee under any grant already made, without his or her consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Securities Exchange Act of 1934 or with
Section 422 of the Internal Revenue Code (or any other applicable law or regulation, including the requirements of the NASD or an established stock exchange), Intraware will obtain shareholder approval of any plan amendment in such a manner and to such a degree as required.

FEDERAL INCOME TAX ASPECTS OF THE STOCK PLAN

    Options granted under the Stock Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code, or nonstatutory stock options.

    An incentive stock optionee does not incur ordinary taxable income at the time of grant or exercise of the option. However, the optionee may incur alternative minimum tax upon exercise of the option. Intraware is not entitled to a tax deduction at the time of exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least one year after receipt of the shares by the optionee and two years after grant of the incentive stock option, any gain is treated as long-term capital gain. If these holding periods are not satisfied, the optionee recognizes ordinary taxable income equal to the difference between the exercise price, and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. In turn, Intraware is entitled to a tax deduction for the amount of the ordinary income recognized by the optionee. Any gain to the optionee in excess of the ordinary income from a disposition which does not meet the statutory holding period requirements, is long-term capital gain if the sale occurs more than one year after exercise or short-term capital gain if the sale occurs within one year after the exercise. The current federal tax rate on long-term capital gain is capped at 20%. Capital losses may be netted against capital gains. Net capital losses up to $3,000 annually may offset ordinary and other income.

    Options which do not qualify as incentive stock options are nonstatutory stock options. An optionee does not recognize taxable income at the time of grant of a nonstatutory stock option. However, upon exercise, the optionee does recognize ordinary taxable income equal to the excess of the fair market value of the shares at time of exercise over the exercise price. The income recognized by an optionee who is also an employee of Intraware is subject to income tax withholding. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's tax basis (exercise price plus the income recognized upon exercise) is treated as capital gain or loss.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of Intraware's common stock present at the annual meeting in person or by proxy and entitled to vote is required to approve the proposed amendment of the 1996 Plan.

RECOMMENDATION OF THE BOARD

    THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1996 PLAN AS DESCRIBED ABOVE.

                                 PROPOSAL NO. 3
                      AMENDMENT OF 1996 STOCK OPTION PLAN

    This proposal is for the second of the two amendments approved by the Board of Directors in June 2000, subject to the approval of the stockholders at the annual meeting. This amendment would change the annual automatic increase in the number of shares reserved for issuance under the 1996 Plan from (i) the lesser of 750,000, 2% of Intraware's shares outstanding at the beginning if its fiscal year, or a lesser amount determined by the Board of Directors, to (ii) the lesser of 3,000,000, 6% of Intraware's share's outstanding at the beginning of its fiscal year, or a lesser amount determined by the Board of Directors.

    As indicated above, the 1996 Plan is designed to enable the Board of Directors to create equity incentives to help Intraware attract, retain and motivate the best available talent for the successful conduct of our business. However, the Board believes that the current level of annual increases in shares reserved under the plan is too low to enable the plan to serve these purposes over the medium term. Proposal 2 above, a one-time increase in the number of shares reserved under the 1996 Plan, is intended to address Intraware's hiring and retention needs in the near term. The Board of Directors believes that this Proposal 3 is critical to enabling Intraware to continue on a path of sustained growth and leadership in an increasingly competitive and sophisticated market for web-based IT services.

1996 PLAN

    A history and a summary of the principal features of the 1996 Plan are set forth above in the discussion of Proposal 2.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of Intraware's common stock present at the annual meeting in person or by proxy and entitled to vote is required to approve the proposed amendment of the 1996 Plan.

RECOMMENDATION OF THE BOARD

    THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1996 PLAN AS DESCRIBED ABOVE.

                                 PROPOSAL NO. 4
                     AMENDMENT OF 1998 DIRECTOR OPTION PLAN

    In June 2000, the Board of Directors approved an amendment to Intraware's 1998 Director Option Plan (the "Director Plan"), subject to the approval of the stockholders at the annual meeting. This amendment would increase the number of shares reserved for issuance under the Director Plan from 150,000 to 350,000.

    The Director Plan provides automatic, non-discretionary stock option grants to Intraware's non-employee Board members. The history and provisions of this plan are outlined below. Intraware does not provide cash compensation to its Board members for their services as directors. Therefore, the Director Plan is an important vehicle for attracting and retaining the experience and leadership we require in our Board of Directors. The Director Plan minimizes conflicts of interest by providing automatic grants that are not subject to the discretion of the Board or Intraware's management. The number of shares currently available for issuance under the Director Plan appears sufficient to last through Intraware's current fiscal year, provided at least one of the Class II directors is re-elected. Increasing the number of shares reserved under the plan by the proposed 200,000 shares would enable the Director Plan to continue operating for approximately two to four additional years, depending on the amount of turnover on the Board.

DIRECTOR PLAN

    The Board of Directors adopted the Director Plan in December 1998 and the stockholders approved the plan in January 1999. A total of 150,000 shares are reserved for issuance under the Director Plan. On February 29, 2000, options (net of canceled or expired options) covering 90,000 shares had been granted under the Director Plan. That left 60,000 shares available for future grant under the Director Plan. If all three Class II directors are re-elected at the 2000 annual meeting, 45,000 shares will be granted under the Director Plan immediately following the meeting. If two new directors are elected, all 60,000 shares will be granted. If more than two new directors are elected, Intraware will be unable to meet its obligations to one or more of those directors under the plan.

    The following summary of the principal features of the Director Plan is qualified by reference to the terms of the Director Plan, a copy of which is available without charge upon stockholder request to Ken Scully, Equity Compensation Manager, Intraware, Inc., 25 Orinda Way, Orinda, California 94563.

GENERAL

    The Director Plan provides for non-discretionary grants of nonstatutory stock options to Intraware Board members who are not employed by Intraware or any if its affiliates. Options granted under the Director Plan are not intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code. See "Federal Income Tax Information" for a discussion of the tax treatment of nonstatutory stock options.

PURPOSE

    The purpose of this Director Plan is to attract and retain the best available personnel for service as non-employee directors of Intraware.

ADMINISTRATION

    All grants of Options to non-employee directors under this Plan are automatic and non-discretionary and must be made strictly in accordance with the Terms of the Plan as outlined below.

ELIGIBILITY

    Options may be granted only to directors of Intraware who are not employed by Intraware or any of its affiliates.

STOCK SUBJECT TO THE DIRECTOR PLAN

    Currently, 150,00 shares are reserved for issuance under the Director Plan. If this proposal is approved by the stockholders, that number will increase to 350,000. If options granted under the Plan expire, lapse or otherwise terminate without being exercised, they again become available for issuance under the Plan.

TERMS OF OPTIONS

    Each option granted under the Director Plan is non-discretionary and subject to the following terms.

    (a) AUTOMATIC GRANTS. Each non-employee director is automatically granted an option to purchase 15,000 shares (the "First Option") on the date on which that person first becomes a non-employee director, whether through election by the shareholders or appointment by the Board to fill a vacancy. However, an employee director who ceases to be an employee but who remains a director does not receive a First Option. Each non-employee director then receives an automatic, non-discretionary grant of options to purchase 7,500 shares on the date of each annual meeting of stockholders, provided he or she is then a non-employee director and has served on the Board for all of the preceding six months.

    (b) EXERCISE PRICE; PAYMENT. The exercise price of options may not be less than 100% of the fair market value of the stock on the date of the grant.

        The exercise price of options granted under the Director Plan may be paid using (i) cash, (ii) check, (iii) other shares which, in the case of shares acquired by exercise of an option, have been owned by the optionee for more than six months and have a fair market value on the date of surrender equal to the exercise price of the option being exercised, (iv) consideration paid under a cashless exercise program implemented in connection with the Director Plan, or
(v) any combination of these payment methods.

    (c) OPTION EXERCISE. The First Option vests as to 12.5% of the shares on the six-month anniversary of the grant and monthly thereafter over the following three and one-half year period. Each subsequent option vests as to 25% of the shares on the six-month anniversary of the grant and monthly thereafter over the following one and one-half year period. Vesting stops when an optionee ceases to be a director. The Director Plan does not permit exercise of options prior to vesting. To the extent provided by the terms of an option, an optionee must satisfy any tax withholding obligation relating to exercise of the option.

    (d)  TERM.  The maximum term of options under the Director Plan is 10 years.

    (e) OPTION NOT TRANSFERABLE. Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. During the lifetime of the optionee, an option may be exercised only by the optionee.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

    If any change, such as a stock split or dividend, is made in Intraware's capitalization that results in a change to in the number of outstanding shares of stock without receipt of consideration by Intraware, appropriate adjustment will be made in the exercise price of each outstanding option, the number of shares subject to each option, the annual limitation on grants to employees, as well as the number of shares available for issuance under the Director Plan, subject to any required action by the stockholders. No other issuance by Intraware of stock or other securities will affect the number or price of shares subject to an option under the Director Plan.

EFFECT OF MERGER OR SALE

    In the event of a merger of Intraware with another corporation resulting in a change of control of Intraware, or the sale of substantially all of the assets of Intraware, each outstanding option may be assumed or an equivalent option or right may be substituted by the successor corporation. If an option is assumed or substituted for, the option or equivalent option will continue to be exercisable for so long as the optionee serves as a director of Intraware or the successor corporation. After any such assumption or substitution, if the optionee's status as a director of Intraware or of the successor corporation is terminated other than by voluntary resignation, the option will immediately become fully vested and exercisable.

DURATION, AMENDMENT AND TERMINATION

    The Board may at any time amend, alter, suspend, or discontinue the Director Plan, but may not make any amendment, alteration, suspension, or discontinuation that would impair the rights of any optionee under any existing grant, without his or her consent. In addition, to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, Intraware will obtain stockholder approval of any plan amendment as required. Unless sooner terminated, the Director Plan will terminate on December 1, 2008.

FEDERAL INCOME TAX INFORMATION

    As nonstatutory stock options, options granted under the Director Plan generally have the following federal income tax consequences:

    There are no tax consequences to the optionee or Intraware by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on exercise date over the option exercise price. If the optionee becomes an employee, Intraware is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. In that event, Intraware will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee, subject to the requirement of reasonableness, Section 162(m) of the Internal Revenue Code and the satisfaction of a tax reporting obligation.

    Upon sale of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon exercise of the option. That gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Securities Exchange Act of 1934.

    Payments to optionees that are triggered by a change of control of Intraware may constitute "parachute payments." If a change of control triggers an acceleration of the exercisability of outstanding options, the value of the acceleration is added to any other contingent payments in determining whether the optionee has received "excess parachute payments." Generally, an optionee receiving excess parachute payments will be required to pay an excise tax equal to 20% of the amount of the parachute payments. Intraware does not receive a deduction for that amount.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of Intraware's common stock present at the annual meeting in person or by proxy and entitled to vote is required to approve the proposed amendment of the Director Plan.

RECOMMENDATION OF THE BOARD

    THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE DIRECTOR PLAN AS DESCRIBED ABOVE.

                                 PROPOSAL NO. 5

  APPROVAL OF THE ISSUANCE OF COMMON SHARES UPON CONVERSION OF THE COMPANY'S
    SERIES A CONVERTIBLE PREFERRED SHARES, SERIES B CONVERTIBLE PREFERRED
        SHARES AND SERIES C CONVERTIBLE PREFERRED SHARES, AS DIVIDENDS THEREON AND UPON EXERCISE OF THE RELATED WARRANTS, IF THE ISSUANCE
         THEREOF WOULD HAVE OTHERWISE BEEN LIMITED BY THE RULES OF
                           THE NASDAQ NATIONAL MARKET

    On June 30, 2000, we issued 834 shares of Series A Convertible Preferred Stock, 833 shares of Series B Convertible Preferred Stock and 833 shares of Series C Convertible Preferred Stock, $10,000 stated value per share (the "Preferred Shares"), in a private placement to institutional investors. The Preferred Shares are convertible into our common stock at a 120% premium to the average closing bid price for the common stock during three separate month-long pricing periods which began on July 5, 2000. We may be required to redeem portions of the Preferred Shares, and redeem corresponding portions of the proceeds to the holders of those Preferred Shares in the event our common stock price falls below $12.50 per share during the pricing periods. The net proceeds of the offering, after expenses, were approximately $25 million. We intend to use such proceeds primarily for general corporate purposes, including working capital.

    In connection with the sale of the Preferred Shares, the Company issued warrants to purchase up to $10,000,000 worth of common stock at an exercise price of 120% over the average of our closing bid price during the three pricing periods. These warrants expire on June 30, 2004. We intend to use the proceeds, if the warrants are exercised, primarily for general corporate purposes, including working capital.

    In accordance with Nasdaq Rule 4460, which generally requires stockholder approval for the issuance of securities representing 20% or more of an issuer's outstanding listed securities, and under the terms of the agreement pursuant to which we sold the Preferred Shares and related warrants, we must solicit stockholder approval of the issuance of common shares upon conversion of or in lieu of cash dividends on the Preferred Shares and exercise of the warrants, if the issuance of the shares would have otherwise been limited by the rules of the Nasdaq National Market. If we do not obtain stockholder approval and are not obligated to issue shares due to restrictions relating to Nasdaq Rule 4460, we may be required to redeem all or a portion of the Preferred Shares.

    Subject to some conditions, the Company may require the holders to convert the Preferred Shares into common shares. In addition, the holders have the right to convert the Preferred Shares into common shares subject to some conditions. Regardless of whether the holders elect to convert or the Company requires conversion, the number of common shares to be issued upon conversion of a Preferred Share is determined by dividing the sum of $10,000 (the amount paid for that share), plus accrued and unpaid dividends, by the applicable conversion price. The applicable conversion price will be: (1) during the period beginning on the issuance date, $29.94; (2) during the period beginning on and including the day after the pricing date and ending on and including the day prior to the date which is two years after the issuance date, the lesser of (a) $29.94, or
(b) 120% of the closing bid price on each trading day in the preferred shares pricing period, or (3) on or after the date which is two years after the issuance date, the least of (a) the conversion price as of the day immediately prior to the date which is two years after the issuance date; (b) the average of the closing bid price on the 20 consecutive trading days immediately preceding the date which is two years after the issuance date; or (c) the average of the closing bid prices on each of the five trading days immediately preceding such date of determination. As a result, the lower the price of our common stock at the time of conversion, the more shares the holder of the Preferred Shares may receive. The Series A Preferred Stock pricing period has ended and the conversion price for the Series A Preferred Stock is currently set at $13.05. The last sale priced our Common Stock on August 4, 2000 at $7 2/8 per share. If our Common Stock price does not rise substantially we will be required to redeem all or most of the Series B and C Preferred Shares and refund the corresponding proceeds to the holders.

    To the extent the Preferred Shares are converted or dividends on the Preferred Shares are paid in common shares rather than cash, a significant number of additional common shares may be sold into the market, which could decrease the price of the common shares. In that case, the Company could be required to issue an increasingly greater number of common shares upon future conversions of the Preferred Shares, sales of which could further depress the price of the common shares.

    If the sale of a large amount of common shares upon conversion of or the payment of dividends in lieu of cash on the Preferred Shares results in a decline in the price of the common shares, this event could encourage short sales by the holders or others. Short sales could place further downward pressure on the price of the common shares.

    The conversion of and the payment of dividends in common shares in lieu of cash on the Preferred Shares may result in substantial dilution to the interest of other holders of the common shares. Even though no holder may convert its Preferred Shares if upon such conversion such holder, together with its affiliates, would have acquired a number of shares of common stock during the 60-day period ending on the date of conversion which, when added to the number of shares of common stock held at the beginning of such 60-day period, would exceed 9.99% of our then outstanding common stock (excluding, for purposes of such determination, common shares issuable upon conversion of Preferred Shares which have not been converted and upon exercise of warrants which have not been exercised), this restriction does not prevent a holder from selling a substantial number of shares in the market. By periodically selling shares into the market, an individual holder could eventually sell more than 9.99% of the Company's common shares while never holding more than 9.99% at any specific time.

    The Preferred Shares carry a dividend rate of 9% per annum, payable semi-annually during the first year and quarterly thereafter or upon conversion or redemption. At the Company's option, the dividend may be paid in cash or common shares, subject to satisfaction of certain conditions. If the Company chooses to pay dividends in common shares, the number of shares to be issued in payment of the dividend on the Preferred Shares will be equal to the accrued dividends divided by the applicable conversion price. For purposes of such calculation, the dividend conversion price will be equal to the average of the closing sale prices of a share of our common stock during the ten consecutive trading days immediately preceding the dividend date.

    The Preferred Shares mature on June 30, 2002, subject to extension in certain circumstances, at which time the Preferred Shares must be redeemed or converted at the Company's option. If the Company elects to redeem any Preferred Shares outstanding on June 30, 2002, the amount required to be paid will be equal to the liquidation preference of the Preferred Shares, which equals the price originally paid for such shares, plus accrued and unpaid dividends. If the Company elects to convert any Preferred Shares outstanding on June 30, 2002, it will be required to issue common shares in an amount determined as described above.

    The Company also has the right, provided some conditions are satisfied, to redeem some or all of the Preferred Shares for cash equal to a percentage of the price paid for each Preferred Share plus accrued dividends. If a triggering event, as described in the Certificates of Designations, Preferences and Rights relating to the Preferred Shares (the "Certificates of Designations") occurs, the holders of the Preferred Shares will have the right to require the Company to redeem all or a portion of any outstanding Preferred Shares for cash. The redemption price in such a case is the greater of: (1) 125% of the price paid for the Preferred Shares plus accrued dividends; or (2) the product of the number of common shares into which the Preferred Stock is convertible multiplied by the closing sale price of a share of our common stock on the day immediately before the triggering event occurs.

    At any time after the date the Company publicly announces a merger transaction and subject to conditions on its ability to redeem the Preferred Shares as described above, the Company has the right to require that all of the outstanding Preferred Shares be redeemed for cash. The redemption price in such case is the greater of: (1) 125% of the price paid for the Preferred Share plus accrued dividends; or (2) the product of the number of common shares into which the Preferred Shares is convertible multiplied by the closing price of a share of our common stock on the day the delivery of the redemption notice. In addition, in the event of a merger transaction, a hostile takeover or a sale of all or substantially all of the Company's assets, each holder of the Preferred Shares at its option has the right to require the Company to redeem all or a portion of such holder's preferred shares. The redemption price in such case is the greater of: (1) 125% of the price paid for the Preferred Share plus accrued dividends; or (2) the product of the number of common shares into which the Preferred Shares is convertible multiplied by the closing price on of a share of our common stock on the day the delivery of the redemption notice. The preceding sentence does not apply if the Company has issued a conversion notice in connection with a merger transaction, as described in the next paragraph.

    Alternatively, in the event of a merger transaction and subject to the conditions on the Company's ability to require conversion of the Preferred Shares as described above, the Company has the right to require that all of the outstanding Preferred Shares be converted at the applicable conversion price. In addition, each holder of the Preferred Shares has the right to convert all or a portion of its preferred shares after the occurrence of a change of control or the announcement of a pending change of control.

    In the event of the Company's liquidation, the holders of the Preferred Shares will be entitled to a liquidation preference before any amounts are paid to the holders of common shares. The liquidation preference is equal to the amount originally paid for the Preferred Shares, or $10,000 per share, plus accrued and unpaid dividends on any outstanding Preferred Shares.

    Other than as required by law, the holders of the Preferred Shares have no voting rights except that the consent of holders of at least a majority of the outstanding Preferred Shares will be required to effect any change in the Company's Certificate of Incorporation or Certificate of Designations that would change any of the rights of the Preferred Shares or to issue any additional Preferred Shares.

    The terms of the Preferred Shares and related warrants are complex and only briefly summarized in this proxy statement. Stockholders wishing further information concerning the rights, preferences and terms of the Preferred Shares and related warrants are referred to the full description contained in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 3, 2000.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ISSUANCE OF COMMON SHARES UPON CONVERSION OF THE COMPANY'S SERIES A CONVERTIBLE PREFERRED SHARES, SERIES B CONVERTIBLE PREFERRED SHARES, AND SERIES C CONVERTIBLE PREFERRED SHARES, AS DIVIDENDS THEREON, AND UPON EXERCISE OF THE RELATED WARRANTS, IF THE ISSUANCE THEREOF WOULD HAVE OTHERWISE BEEN LIMITED BY THE RULES OF THE NASDAQ NATIONAL MARKET.

                                 PROPOSAL NO. 6
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed PricewaterhouseCoopers LLP, independent auditors, to audit our consolidated financial statements for the fiscal year ending February 28, 2001, and asks that the stockholders ratify that appointment. If the stockholders do not ratify the appointment, the Board of Directors will reconsider its selection of independent auditors.

    We expect representatives of PricewaterhouseCoopers LLP to be present at the annual meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of Intraware's common stock present at the annual meeting in person or by proxy and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as Intraware's independent auditors for the fiscal year ending February 28, 2001.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING FEBRUARY 28, 2001.

                               OTHER INFORMATION

EXECUTIVE OFFICERS

    In addition to Mr. Jackson, the following persons were executive officers of the Company as of the Record Date:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
James A. Brentano.........................     41      Executive Vice President of Technology
                                                       Executive Vice President and Chief
Donald M. Freed...........................     49      Financial Officer
                                                       Executive Vice President of Strategic
Mark P. Long..............................     33      Development
                                                       Executive Vice President of Product and
Frost R. R. Prioleau......................     39      Services
                                                       Vice President and Chief Operations
David L. Dunlap...........................     33      Officer
                                                       Vice President and Chief Technology
Paul A. Martinelli........................     35      Officer
Norman A. Pensky..........................     50      Vice Present of Sales
Anita A. Youmans-Trone....................     50      Vice President of Finance
John Moss.................................     38      General Counsel

    JAMES A. BRENTANO joined Intraware as Director of Systems Engineering in June 1997. Mr. Brentano became Vice President of Knowledge Services in June 1998, Vice President of Strategic Technology, eServices, in November 1999, and Executive Vice President of Technology in June 2000. From January 1996 to June 1997, Mr. Brentano served as Director of LAN Services for Pacific Bell. From March 1991 to December 1995, Mr. Brentano served as an Information Technology Strategic Architect for Pacific Gas & Electric, a regional natural gas and electric power utility. Mr. Brentano holds an M.S. in Computer Science from the University of California, Davis and an A.B. in Letters and Sciences from the University of California, Berkeley.

    DONALD M. FREED has served as Executive Vice President and Chief Financial Officer of Intraware since June 2000. From August 1996, when he co-founded Intraware, to June 2000, he was Vice President and Chief Financial Officer. From May 1996 to August 1996, Mr. Freed served as a business development director for Vanstar Corporation, a computer hardware and services company. From May 1994 to May 1996, Mr. Freed served as Senior Vice President of Business Development for Dataflex Corporation, a value-added reseller of computer hardware and services. From May 1989 to May 1994, Mr. Freed served as CFO of Granite Computer Products, Inc., a corporate computer hardware reseller and services provider. Mr. Freed is a certified public accountant and holds a B.S. in Accounting and a B.A. in Journalism from San Francisco State University.

    MARK LONG joined Intraware as the Vice President of Strategic Development in February 1999. He became Executive Vice President of Strategic Development in June 2000. From July 1998 to February 1999 Mr. Long was an investment banker with Credit Suisse First Boston in its Technology Group, focusing primarily on initial public offerings and mergers and acquisitions for companies in the Internet sector. From April 1998 to July 1998, Mr. Long was an investment banker with Deutsche Bank Securities. From August 1995 to April 1998, Mr. Long was an attorney with Gunderson Dettmer Stough Hachigian & Villenueve, LLP, where he specialized in representing emerging growth technology companies and venture capitalists. Mr. Long holds a J.D. and an M.B.A. from the University of Michigan and a B.A. in Philosophy from the University of Arizona.

    FROST R. R. PRIOLEAU joined Intraware as the Vice President of SUBSCRIBNET in December 1998. Mr. Prioleau became Vice President of eServices in November 1999, and Executive Vice President of Products and Services in June 2000. From March 1989 to October 1998, Mr. Prioleau served successively as Vice President and President and Chief Executive Officer of P2 Holdings Corporation, a rapid prototyping and services provider. P2 Holdings Corporation filed for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code in December 1998. Mr. Prioleau holds a B.S.E. in Engineering Management Systems from Princeton University.

    DAVID L. DUNLAP joined Intraware as the Director of Product Lines in September 1997. Mr. Dunlap became Vice President of Operations in May 1998, and Vice President and Chief Operations Officer in June 2000. From September 1996 to September 1997, Mr. Dunlap served as a Financial Systems Project Manager for PeopleSoft, Inc., a software development company. From May 1996 to September 1996, Mr. Dunlap served as Director of Purchasing for Vanstar Corporation, a computer hardware and services company. From May 1994 to May 1996, Mr. Dunlap served as Vice President of National Operations for Dataflex Corporation, a value-added reseller of computer hardware and services. From September 1986 to May 1994, Mr. Dunlap served as Vice President of Operations for Granite Computer Products, Inc., a corporate computer hardware reseller and services provider. Mr. Dunlap holds a B.A. in Government from Cornell University.

    PAUL A. MARTINELLI co-founded Intraware in August 1996 and has served as Vice President and Chief Technology Officer since its inception. From May 1994 to May 1996, Mr. Martinelli served as Vice President of Information Systems for Dataflex Corporation, a value-added reseller of computer hardware and services. From February 1991 to May 1994, Mr. Martinelli served as Director of Information Systems for Granite Computer Products, Inc., a corporate computer hardware reseller and services provider. Mr. Martinelli holds a B.A. in Computer Science from the University of California, San Diego.

    NORMAN A. PENSKY joined Intraware as Vice President of Sales in December 1996. From July 1991 to November 1996, Mr. Pensky served as Senior Director of Strategic Accounts for Macromedia, Inc., an Internet publishing company. Mr. Pensky holds an M.B.A. from Golden Gate University and a B.S. in Business from the University of Southern California.

    ANITA A. YOUMANS-TRONE joined Intraware as the Vice President of Finance in November 1996. From May 1996 to November 1996, Ms. Youmans-Trone served as Regional Vice President of Finance of Vanstar Corporation, a computer hardware and services company. From May 1994 to May 1996, Ms. Youmans-Trone served successively as Director--Process Planning and Development--Information Systems and Regional Vice President of Finance for Dataflex Corporation, a value-added reseller of computer hardware and services. From January 1988 to May 1994 Ms. Youmans-Trone served as Controller for Granite Computer Products, Inc., a corporate computer hardware reseller and services provider.

    JOHN J. MOSS joined Intraware as General Counsel in October 1999. From March 1997 to October 1999, he served as Assistant General Counsel and then Deputy General Counsel at BARRA, Inc., a provider of financial software and services. From June 1993 to March 1997 he served as Corporate Counsel at Oracle Corporation, and from September 1991 to May 1993 he was an associate at the law firm of Graham & James. Mr. Moss holds a J.D. from Stanford University, an M.A. in International Economics from the Johns Hopkins School of Advanced International Studies, and a B.A. from Sarah Lawrence College.

    Section 16(a) of the Securities and Exchange Act of 1934 requires Intraware's officers and directors, and persons who own more than ten percent (10%) of a registered class of Intraware's equity securities, to file certain reports regarding ownership of, and transactions in, Intraware's securities with the Securities and Exchange Commission and with The Nasdaq Stock Market, Inc. Such officers, directors, and 10% stockholders are also required to furnish Intraware with copies of all Section 16(a) forms that they file.

    Based solely on its review of copies of Forms 3 and 4 and amendments thereto furnished to Intraware pursuant to Rule 16a-3(e) and Forms 5 and amendments thereto furnished to Intraware with respect to the last fiscal year, and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were required, Intraware believes that, during the last fiscal year, all Section 16(a) filing requirements applicable to Intraware's officers and directors were complied with.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of Intraware Common Stock as of the Record Date (except as otherwise noted) by (i) each director of Intraware, (ii) Intraware's Chief Executive Officer and each of the four other most highly compensated executive officers of Intraware's during the last fiscal year, (iii) all directors and executive officers of Intraware as a group, and (iv) all those known by Intraware to be beneficial owners of more than five percent of outstanding shares of Intraware Common Stock. This table is based on information provided to Intraware or filed with the Securities and Exchange Commission by Intraware's directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws were applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

    Unless otherwise indicated, the address for each stockholder listed in the following table is c/o Intraware, Inc., 2000 Powell Street, Emeryville, California 94608. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them. Applicable percentage ownership in the following table is based on 26,235,543 shares of Common Stock outstanding as of the Record Date.

                                                          SHARES BENEFICIALLY
                                                                 OWNED
                                                         ----------------------
NAME AND ADDRESS                                          NUMBER     PERCENTAGE
----------------                                         ---------   ----------
Peter H. Jackson(1)....................................  3,439,000       13.1
Mark B. Hoffman(2).....................................  1,853,750        7.1
Charles G. Davis, Jr.(3)...............................  1,048,125        4.0
Donald M. Freed(4).....................................    570,640        2.1
Norman A. Pensky(5)....................................    213,000          *
Mark P. Long(6)........................................    217,210          *
Manfred Krikke(7)......................................     90,326          *
Laurence M. Baer(8)....................................     38,125          *
Mary Ann Byrnes(9).....................................     36,125          *
Ronald E. F. Codd(10)..................................     38,125          *
John V. Balen(11)......................................      4,062          *
All directors and officers as a group (19
  Persons)(12).........................................  9,151,469

------------------------

  * Less than 1% of the outstanding shares of Common Stock.

 (1) Includes 50,000 shares issuable upon exercise of stock options exercisable within 60 days of July 28, 2000. Also includes 31,250 shares held from the exercise of stock options which were unvested and subject to Intraware's repurchase option as of July 28, 2000, should Mr. Jackson's employment with Intraware terminate. Mr. Jackson is Intraware's President, Chief Executive Officer and a member of the Board of Directors.

 (2) Includes 48,125 shares issuable upon exercise of stock options exercisable within 60 days of July 28, 2000. Includes 1,806,250 shares held by Mark B. Hoffman, trustee of the Hoffman Family Trust. Excludes 40,000 shares held by the Annie Eleanor Hoffman 1993 Revocable Trust of which Mr. Hoffman disclaims beneficial ownership. Excludes 40,000 shares held by the Andrew Mark Hoffman 1993 Revocable Trust of which Mr. Hoffman disclaims beneficial ownership. Mr. Hoffman is a member of the Board of Directors of Intraware.

 (3) Includes 8,125 shares issuable upon exercise of stock option exercisable within 60 days of July 28, 2000. Includes 17,084 shares held from the exercise of stock options which were unvested and subject to Intraware's repurchase options as of July 28, 2000, should Mr. Davis cease to serve of Intraware's Board of Directors. Also includes 400,000 shares held by Charles G. Davis, Jr. Trustee of the Charles G. Davis, Jr. Trust Agreement dated 1/90 and 500,000 shares held by the Davis Family-54447-LLC. Mr. Davis is Vice Chairman of the Board of Directors of Intraware.

 (4) Includes 30,000 shares issuable upon exercise of stock options exercisable within 60 days of July 28, 2000. Also includes 60,000 shares held from the exercise of stock options of which 18,750 shares were unvested and subject to Intraware's repurchase option as of July 28, 2000, should Mr. Freed's employment with Intraware terminate. Includes 1,147 shares acquired through the Company's 1998 Employee Stock Purchase Plan. Mr. Freed is Intraware's Vice President and Chief Financial Officer.

 (5) Includes 32,292 shares held from the exercise of stock options which were unvested and subject to Intraware's repurchase option as of July 28, 2000, should Mr. Pensky's employment with Intraware terminate. Mr. Pensky is Intraware's Vice President of Sales.

 (6) Includes 221,875 shares issuable upon exercise of stock options exercisable within 60 days of July 28, 2000. Includes 1,585 shares acquired through the Company's 1998 Employee Stock Purchase Plan. Mr. Long is Intraware's Vice President of Strategic Development.

 (7) Includes 86,000 shares held from the exercise of a stock option. Also includes 588 shares acquired through the Company's 1998 Employee Stock Purchase Plan. Mr. Krikke was Intraware's Vice President of Intraware International. Mr. Krikke departed from the company in January 2000.

 (8) Includes 38,125 shares issuable upon exercise of stock options exercisable within 60 days of July 28, 2000. Mr. Baer is a member of the Intraware's Board of Directors.

 (9) Includes 28,000 shares held from the exercise of stock options of which 11,250 were unvested and subject to Intraware's repurchase option as of July 28, 2000, should Ms. Byrnes cease to serve on Intraware's Board of Directors. In addition, includes 8,125 shares issuable upon exercise of stock exercisable within 60 days of July 28, 2000. Ms. Byrnes is a member of Intraware's Board of Directors.

(10) Includes 38,125 shares issuable upon exercise of stock options exercisable within 60 days of July 28, 2000. Mr. Codd is a member of the Intraware's Board of Directors.

(11) Includes 4,062 shares issuable upon exercise of stock option exercisable within 60 days of July 28, 2000. Mr. Balen is a principal of Canaan Equity Partners, L.L.C. the general partner of Canaan Equity, L.P. Mr. Balen disclaims beneficial ownership of the shares held by Canaan Equity L.P., except to the extent of his pecuniary interest arising from his interest as a principal of Canaan Equity Partners, L.L.C., the general partner of Canaan Equity Partners, L.P. Mr. Balen is a member of the Board of Directors of Intraware.

(12) Includes an aggregate of 715,435 shares exercisable within 60 days of July 28, 2000. Certain of these shares are subject to repurchase at cost, which right of repurchase lapses at the rate of 1/4th at the end of one year from the date of grant and 1/48th of each month thereafter.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The table below summarizes the compensation earned for services rendered to Intraware in all capacities for the fiscal years ended February 28, 1998, 1999 and February 29, 2000 by Intraware's Chief Executive Officer and Intraware's next four most highly compensated executive officers, including one former officer, who earned more than $100,000 during the fiscal year ended February 29, 2000. These executives are referred to as the Named Executive Officers elsewhere in this annual report.

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                                    ANNUAL          ------------
                                                                 COMPENSATION        SECURITIES
                                                             --------------------    UNDERLYING
NAME AND PRINCIPAL POSITION                         YEAR     SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION
---------------------------                       --------   ---------   --------   ------------   ------------
Peter H. Jackson ...............................    2000     $324,925    $40,000            --             --
  Chief Executive Officer                           1999      263,990     40,000        50,000             --
                                                    1998      230,833     60,000       100,000             --

Donald M. Freed ................................    2000      140,833     20,000            --             --
  Executive Vice President and Chief Financial      1999      130,000     20,000            --             --
  Officer                                           1998      115,417      5,000        30,000             --

Manfred Krikke(1) ..............................    2000      145,037     20,000            --             --
  Vice President of Intraware International         1999       62,200         --       240,000       $ 63,500(2)
                                                    1998           --         --            --             --

Mark Long ......................................
  Executive Vice President of Strategic             2000      111,375     55,000       450,000             --
  Development                                       1999           --         --            --             --

Norman A. Pensky ...............................    2000      164,017    126,069            --             --
  Vice President of Sales                           1999      181,317         --            --             --
                                                    1998      125,000     37,500        30,000             --

------------------------

(1) Mr. Krikke left Intraware in January 2000.

(2) Represents a one-time signing bonus.

OPTION GRANTS DURING LAST FISCAL YEAR

    The following table sets forth information with respect to stock options granted to each of the Named Executive Officers in the fiscal year ended February 29, 2000, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent Intraware's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of Intraware's Common Stock.

    In fiscal 2000, Intraware granted options to purchase up to an aggregate of 2,670,180 (excluding 107,714 shares issued from assumed plans during acquisitions during fiscal 2000) shares to employees, directors and consultants. All options were granted under Intraware's 1996 Stock Plan, 1998 Director Option Plan and 1999 Non-Qualified Acquisition Stock Option Plan at exercise prices at or above the closing fair market value of Intraware's Common Stock on the date of grant, as reported on the Nasdaq exchange, with the exception of one grant issued to Ronald E. F. Codd on initial appointment to Intraware's Board of Directors. This grant, issued from the 1996 Stock Option Plan on January 29, 2000, was issued below the closing fair market value. Some options are immediately exercisable upon grant; however, any unvested shares revert back to the Plan, or if easily exercised are subject to repurchase by Intraware at their cost in the event of the optionee's termination of employment. All options have a term of ten years. Optionees may pay the exercise price by cash, check, promissory note or delivery of already-owned shares of Intraware's Common Stock. Generally, all new hire option shares vest over four years, with 25% of the option shares vesting one year after the option grant date, and the remaining option shares vesting ratably each month thereafter.

                                             INDIVIDUAL GRANTS
                           ------------------------------------------------------
                                         % OF TOTAL                                 POTENTIAL REALIZABLE VALUE
                                          OPTIONS                                        AT ASSUMED ANNUAL
                            NUMBER OF    GRANTED TO                                    RATES OF STOCK PRICE
                           SECURITIES    EMPLOYEES                                       APPRECIATION FOR
                           UNDERLYING     IN LAST                                             OPTION
                             OPTIONS       FISCAL     EXERCISE PRICE   EXPIRATION   ---------------------------
NAME                       GRANTED (#)      YEAR        ($/SHARE)         DATE        TERM 5%          10%
----                       -----------   ----------   --------------   ----------   ------------   ------------
Peter H. Jackson.........         --            --             --             --             --             --
Donald M. Freed..........         --            --             --             --             --             --
Manfred Krikke...........         --            --             --             --             --             --
Mark Long................     90,000        3.3307%      $18.5000        6/16/09     $1,047,110     $2,327,696
                             210,000        7.7716        17.6250       10/27/09     $2,653,581     $5,898,839
Norman A. Pensky.........         --            --             --             --             --             --

AGGREGATE OPTION EXERCISES DURING LAST FISCAL YEAR AND FISCAL YEAR END OPTION
  VALUES

    The following table sets forth information with respect to the Named Executive Officers concerning option exercises for the fiscal year ended February 29, 2000, and exercisable and unexercisable options held as of February 29, 2000. No options were exercised by the Named Executive Officers during the fiscal year ended February 29, 2000.

    The "Value of Unexercised In-the-Money Options at February 29, 2000" is based on a value of $76.4375 per share, the fair market value of Intraware's Common Stock as of February 29, 2000, less the per share exercise price of the option, multiplied by the number of shares issued upon exercise of the option. All options were granted under Intraware's 1996 Stock Option Plan. Some options are immediately exercisable; however, as a condition of exercise, the optionee must enter into a stock restriction agreement granting Intraware the right to repurchase the shares issuable by such exercise at their cost in the event of the optionee's termination of employment. Generally, the shares vest over four years, with 25% of the shares vesting one year after the grant date and the remaining shares vesting ratably each month thereafter.

                                                  NUMBER OF SECURITIES
                                                       UNDERLYING               VALUE OF UNEXERCISED
                                                 UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                  FEBRUARY 29, 2000 (#)         FEBRUARY 29, 2000 ($)
                                               ---------------------------   ---------------------------
                                               EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                               -----------   -------------   -----------   -------------
Peter H. Jackson.............................     50,000             --      $ 1,335,847            --
Donald M. Freed..............................     30,000             --        2,263,125            --
Manfred Krikke...............................     20,000             --        1,525,750            --
Mark Long....................................    165,000        285,000       10,384,688    16,695,938
Norman A. Pensky.............................         --             --               --            --

EMPLOYMENT AGREEMENTS

    Mark P. Long entered into an employment agreement with Intraware that provided for a minimum base salary of $220,000 per annum, a quarterly bonus not less than $20,000 per quarter and an Annual Retention Bonus.

    The Annual Retention Bonus is awarded each January 15th that the agreement is in effect. On January 15, 2000 the amount of the loan was $110,000. Each year thereafter that the agreement is in effect, the Annual Retention Bonus will be in an amount equal to twice (2x) the Annual Retention Bonus by Intraware to Mr. Long the prior year. The Annual Retention Bonus shall be earned if Mr. Long has not resigned from his position with Intraware as of that date and has not been terminated for Cause.

    In addition, the employment agreement provides that, in the event Mr. Long is terminated without cause as defined in the employment agreement, he will be entitled to receive payments for all salary and all bonus amounts that would have become due over the following twelve (12) month period if termination had not occurred, accelerated vesting of all options that otherwise would have vested over the eighteen (18) month period immediately following such termination and, for six months after termination, to exercise any and all vested stock options provided that if any such unexercised options are Incentive Stock Options, such Incentive Stock Option shall automatically convert to Nonstatutory Stock Options on the day three (3) months and one day following such termination without cause. The agreement also provides that as the result of a change in control of Intraware, Mr. Long will be entitled to receive payments in the amount of 50% of all salary and bonus payments that would have become due over the following twelve (12) months and accelerated vesting of all remaining unvested options that would have vested during the 36 month period following the change in control. Mr. Long shall have six (6) months following the Change of Control to exercise any unexercised options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Hoffman, a member of the compensation committee, serves as a member of the Board of Directors and as the chief executive officer of Commerce One, Inc. No other member of the compensation committee serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of Intraware's Board of Directors or compensation committee.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee (the "Committee") is comprised of Mark Hoffman and Mary Ann Byrnes, each of whom is a non-employee director. The Committee sets, reviews and administers Intraware's executive compensation program. The role of the Committee is to establish and recommend salaries and other compensation paid to executive officers of Intraware and to administer Intraware's 1996 Stock Option Plan, 1999 Non-Qualified Acquisition Stock Option Plan, and Employee Stock Purchase Plan. The Committee approves stock option grants to executive officers and reviews executive officer base salaries, cash bonus payments to executive officers, and stock option grants to employees.

    Intraware's executive pay programs are designed to attract and retain executives who will contribute to Intraware's long-term success, to mesh executive and stockholder interest through stock option based plans and to provide a compensation package that recognizes individual contributions and Company performance.

    At this time in Intraware's growth, the Committee has determined that the most effective means of compensation are base salaries and long-term incentives through Intraware's stock option programs.

BASE SALARY

    The base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions in high growth, technology-based companies of reasonably similar size. The Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in the market conditions and individual performance and responsibility. During fiscal 1999, salaries for executive officers were increased $18,000 to $50,000 depending on the executive officer. This excludes Mark P. Long who received an increase of $110,000 through an Employment Agreement as described in this Proxy Statement. The base salary for the Chief Executive Officer, Peter H. Jackson, was $324,925.

STOCK OPTIONS

    Under Intraware's 1996 Stock Option Plan and 1999 Non-Qualified Acquisition 1996 Plan, stock options may be granted to executive officers and other employees of Intraware. Upon joining Intraware, an individual's initial option grant is based on the individual's responsibilities and position. Subsequent stock options awards are based primarily on an individual's performance and responsibilities. Because of the competitive nature of the technology industry in which Intraware competes, the Committee believes stock option grants are an effective method of incentivising executives to take a longer term view of Intraware's performance and to ensure that the executive's and the stockholder's interests are in alignment.

BONUS

    The bonuses awarded to executive officers are determined based on achievement of individual and company performance goals.

OTHER

    Other elements of executive compensation include Company-wide medical and life insurance benefits and the ability to defer compensation pursuant to a 401(k) plan. Intraware does not currently match contributions under the 401(k) plan.

    Intraware's Chief Executive Officer, Peter H. Jackson, does not receive any special or additional compensation other than described above.

    The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. Since the cash compensation of each of the Named Executive Officers is below the $1 million threshold and the Committee believes that any options granted under the Stock Plan will meet the requirements of being performance-based, the Committee believes that the Section will not reduce the tax deduction available to Intraware. Intraware's policy is to qualify, to the extent reasonable, its executive officers compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to Intraware's success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

                                          COMPENSATION COMMITTEE OF
                                          THE BOARD OF DIRECTORS

                                          Mark B. Hoffman

                                          Mary Ann Byrnes

                               PERFORMANCE GRAPH

    The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, from the effective date of the initial public offering of Intraware's Common Stock (February 26, 1999) through February 29, 2000 (the end of Intraware's Fiscal Year 2000) for the Nasdaq U.S. Stocks Index and the Hambrecht & Quist Internet Index. The graph assumes that $100 was invested in Intraware's Common Stock (at the initial public offering price of $16.00 per share), and the above indices on February 26, 1999. Note that historic stock price performance is not necessarily indicative of future stock price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS

                                                     2/26/99    5/28/99    8/31/99    11/30/99   2/29/00
                                                     --------   --------   --------   --------   --------
Intraware..........................................  $100.00     137.50     112.50     190.63     477.73
H&Q Internet.......................................  $100.00     113.30     131.79     174.07     269.71
Nasdaq (US)........................................  $100.00        108     120.40     145.08     203.19

                                 OTHER MATTERS

    Intraware knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

    Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Intraware, Inc., 2000 Powell Street, Emeryville, California 94068, (925) 253-4500. To provide the Company sufficient time to arrange for reasonable assistance or accommodation, please
submit all requests by August   , 2000.

    It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return the accompanying proxy in the envelope which has been enclosed, at your earliest convenience.

                                          FOR THE BOARD OF DIRECTORS

                                          /s/ PETER H. JACKSON

                                          Peter H. Jackson,
                                          PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                          DIRECTOR

Dated: August   , 2000

                                     PROXY

                                 INTRAWARE, INC.

                       2000 ANNUAL MEETING OF STOCKHOLDERS

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        OF INTRAWARE, INC. ("INTRAWARE")

     The undersigned hereby appoints Peter H. Jackson, Donald M. Freed and John J. Moss, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of Intraware's common stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Intraware to be held at the Lafayette Park Hotel, 3287 Mount Diablo Boulevard, Lafayette, California 94594, on Friday, September 15, 2000 at 10:00 a.m., and at any and all adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present, upon and in respect of the following proposals and in accordance with the following instructions. The proposals referred to herein are described in detail in the accompanying proxy statement.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SPECIFIED ON THE REVERSE SIDE. IF A SPECIFIC DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE
THEREWITH.


                            - FOLD AND DETACH HERE -

                                 INTRAWARE, INC.
    PLEASE MARK YOUR VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

                                                                              Withheld
                                                                   For All     From All    For All
                                                                   Nominees    Nominees     Except
1.  Election of Class II Directors                                   / /         / /          / /
Nominees:  Laurence M. Baer, John V. Balen and Ronald E. F. Codd

----------------------------------------------------------------
Nominees Excepted

2.  Proposal to amend Intraware's 1996 Stock Option Plan to         For       Against      Abstain
increase the number of shares available for grant thereunder        / /         / /          / /
from 6,200,000 shares to 7,200,000 shares.


3.  Proposal to amend Intraware's 1996 Stock Option Plan            For       Against      Abstain
to change the annual automatic increase in the number of            / /         / /          / /
shares available for grant thereunder from (i) the lesser
of 750,000, 2% of Intraware's shares outstanding, or a
lesser amount determined by the Board of Directors, to
(ii) the lesser of 3,000,000, 6% of Intraware's share's
outstanding, or a lesser amount determined by the Board
of Directors.
                                                                    For       Against      Abstain
4.  Proposal to amend Intraware's 1998 Director Option              / /         / /          / /
Plan, for non-employee members of the Board of Directors,
to increase the number of shares available for grant
thereunder from 150,000 shares to 350,000
shares.
                                                                    For       Against      Abstain
5.  Approval the issuance of common shares upon                     / /         / /          / /
conversion of the Company's Series A Convertible Preferred
Shares, Series B Preferred Convertible Preferred Shares and
Series C Convertible Preferred Shares, as dividends thereon
and upon exercise of the related warrants, if the issuance
of common shares would otherwise violate the rules of the
Nasdaq National Market.
                                                                    For       Against      Abstain
6.  Ratification of PricewaterhouseCoopers LLP as                   / /         / /          / /
independent auditors.

Signature:                                    Date:
          -----------------------------------      ------------------------
Signature:                                    Date:
          -----------------------------------      ------------------------
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If the signer is a corporation, please give the full corporate name and have a duly authorized officer sign stating such officers' title. If the signer is partnership, please sign the partnership name by an authorized person.

                        -     FOLD AND DETACH HERE     -


PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.